Sub-Item 77C: Submission of Matters to a Vote of Security Holders

A Special Meeting (the “Meeting”) of the Goldman Sachs Trust (“GST”) was held on October 15, 2013 to consider and act upon the proposals below. The Funds will amortize their respective share of the proxy, shareholder meeting and other related costs, and GSAM has agreed to reimburse each Fund to the extent such expenses exceed a specified percentage of the Fund’s net assets.

At the Meeting, Donald C. Burke, Joseph P. LoRusso, Herbert J. Markley, James A. McNamara, and Roy W.
Templin were elected to the Trust’s Board of Trustees. In electing trustees, the Trust’s shareholders voted as follows:

      For       Against      Withheld  Broker Non-Votes
Donald C. Burke  53,388,642,395.715 0 1,150,861,851.7004  0
Joseph P. LoRusso 53,405,131,628.159 0 1,134,372,619.260  0
Herbert J. Markley 53,435,916,168.391 0 1,103,588,079.028  0
James A. McNamara 53,432,564,581.647 0 1,106,939,665.772  0
Roy W. Templin  53,435,142,748.551 0 1,104,361,498.868  0

In addition to the individuals named above, Ashok N. Bakhru, John P. Coblentz, Jr., Diana M. Daniels,
Jessica Palmer, Richard R. Strubel and Alan A. Shuch continue to serve on the Trust’s Board of Trustees.

At the Meeting, shareholders of the Goldman Sachs Money Market Fund approved a change to the Fund’s concentration policy.  The Fund was seeing to change its concentration policy to permit (but not require)
 the Fund to invest up to 25% of its total assets in obligations (other than commercial paper) issued or guaranteed by U.S. banks and U.S. branches of U.S. or foreign banks and repurchase agreements and securities loans collateralized by such bank obligations. The Fund’s shareholders voted as follows:

Proposal 2.

To approve a change to the Fund’s concentration policy to permit (but not require) the Fund to invest up to 25% of its total assets in obligations (other than commercial paper) issued or guaranteed by U.S. banks and U.S. branches of U.S. or foreign banks and repurchase agreements and securities loans collateralized by such bank obligations

    For      Against            Withheld

Money Market Fund 298,911,574.647  17,615,676.669  18,672,401.394